CONFIDENTIAL

July 12, 2017

Dr. David Young, CEO
Promet Therapeutics, LLC
7380 Coca Cola Drive, Suite 106
Hanover, MD 21076

Dear David:

We are pleased to submit the following agreement with respect to a strategic corporate merger transaction, related financing transactions and other activities described herein by and for Promet Therapeutics, LLC, a Delaware limited liability company and its consolidated subsidiaries (the "Company").

Boustead Securities, LLC ("Boustead") is pleased to act as exclusive financial advisor to the Company, subject to the terms and conditions outlined below, in connection with the Company's intention to pursue the activities described in Section 2 below. The exclusive, best efforts, engagement outlined in this letter has the objectives of completing a strategic merger transaction and providing growth capital for the Company's future clinical development and corporate operating plans.

This letter agreement ("Agreement") states certain conditions and assumptions upon which the proposed services by Boustead will be based. The final terms of any transaction will be dictated by investor interest, market conditions and the financial performance of the Company and its consolidated subsidiaries.

This Agreement will confirm the understanding and agreement between Boustead and the Company as follows:

1. **Advisory Services**: Boustead will provide advisory services to the Company in the areas of strategic corporate mergers & acquisitions, growth financing and/or capital placement transactions directly related to the merger transaction with Heatwurx and the minimum gross raise of USD$8,000,000 as described in the Heatwurx-Promet LOI. Boustead will also introduce institutional and accredited investors to the Company as appropriate during the normal course of business and act as coordinator for all activities within its purview. It is also understood that Boustead is acting as an advisor only, and shall have no authority to enter into any commitments on the Company's behalf, or to negotiate the terms of any transaction, or to hold any funds or securities in connection with any transaction or to perform any other acts on behalf of the Company without the Company's express written consent.

Boustead will serve as exclusive financial advisor to the Company to:

(a) Advise on a strategic corporate merger transaction with HeatWurx, Inc. ("HeatWurx") and any other corporate transaction related to the structuring of the merged entity (the "Transaction")

(b) Secure financing (i.e., minimum gross raise of $8,000,000 as described in Heatwurx-Promet LOI) for the newly merged company in 1(a) on a best efforts basis, related to the sale of the Company's securities in a transaction or transactions exempt from registration under the Securities Act of 1933, as amended, and in compliance with the applicable laws and regulations of any jurisdiction in which securities are sold under this Agreement (each, a "Financing"). The Financing will be completed pursuant to a stock purchase agreement and other customary documents containing terms and conditions that are customary for a financing of the proposed size and nature.

2. **Fees and Expenses**: In connection with the services to be rendered hereunder, the Company agrees to pay Boustead the following fees and expenses:

   a) **Retainer:** Upon execution of this Agreement, the Company shall pay Boustead a Retainer of USD$25,000, which Retainer shall be credited against any success fee payable by the Company to Boustead under the terms of this Agreement.

   b) **Advisory Fee:** Upon execution of this Agreement, Boustead will be paid an Advisory Fee of USD$30,000 as compensation for Advisory Services for the Transaction in Section 1 (a) above. The payment of the Advisory Fee will be split on a 50% - 50% basis by the Company and HeatWurx, each party paying USD$15,000 to Boustead for a combined total of USD$30,000.

   c) **Success Fees**:

   Financing: For any equity investment into the Company, including preferred stock, common stock, convertible debentures, convertible debt, subordinated debt with warrants or any other securities convertible into common or preferred stock, or any other form of debt instrument involving any other form of equity participation, Boustead shall receive upon closing: (i) a success fee, payable in cash, equal to six percent (6%) of the gross amount to be disbursed

to the Company from such equity closing, plus (ii) placement agent warrants ("Boustead Warrants") in the same equity as issued by the Company equal to purchase three percent (3%) of the total number of shares issued and issuable by the Company to Investors under and in connection with the Financing, including (without limitation) shares issuable upon conversion or exercise of the securities sold in the Financing, at an exercise price equal to the purchase price per share sold in the Financing or, in the event that securities convertible into common stock are sold in the Financing, the conversion price of such securities. Any shares of stock issued to Boustead hereunder shall be subject to the rights, restrictions and obligations set forth in the Company's stock purchase and investor rights agreements.

For any equity investment as defined above, if the aggregate financing amount exceeds USD$8,000,000 ("Excess Investment"), the success fee on Excess Investment for existing shareholders, including related parties of existing shareholders, of the Company ("Existing Shareholders") is reduced to two percent (2%) in cash only. By way of example, if $9M is raised and Existing Shareholders invest $400,000, the Excess Investment will be $1M. $400,000 of the $1M will have a 2% cash success fee associated while the remaining $8.6M will have the 6%+3% associated with it. By way of a second example, if $8.5M is raised and Existing Shareholders invest $1.5M, the Excess Investment will be $0.5M. Only the total Excess Investment of $0.5M will have a 2% associated with it while all other investment will have the 6%+3% associated with it including the remaining $1M invested from the Existing Shareholders.

For any new equity investment brought in by the Frontcourt Group, the success fees will be split 50:50 between Frontcourt and Boustead.

Payment of Success Fees:

(i) **Cash Fee:** The cash portion of the Success Fee will be due and payable upon the closing of each Financing as the case may be and will be payable directly to Boustead from the escrow or clearing account established for such closing or in such other manner as may be acceptable to Boustead. Immediately prior to closing of a Financing, the Company will sign a payment authorization letter, in a form to be prepared at the sole discretion of Boustead, irrevocably instructing the Escrow or Closing Agent to deduct the Success Fees due to Boustead from the Financing and remit those Success Fees directly to Boustead.

(ii) **Warrants:** The Boustead Warrants will be due and payable upon the closing of each Financing and issued to Boustead in conjunction with the issuance of the other securities pursuant to the Financing. The Boustead Warrants will have a three (3) year term (or such longer term as is provided in any warrants issued in the Financing) and will provide for cashless exercise

(even if the Investors do not have such a right). The shares underlying the Boustead Warrants will be included in the first registration statement filed by the Company covering the securities issued in the Financing (or securities issuable upon conversion or exercise thereof). The Boustead Warrants will be transferable within Boustead's organization, at Boustead's discretion. The Boustead Warrants will contain such other terms and conditions no less favorable to Boustead than the term and conditions of any warrants issued to the Investors in the Financing.

d) **Expenses:** The Company also agrees to reimburse Boustead, at the close of the Financing upon presentation of an invoice, for all of its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) in connection with the performance of its services hereunder not to exceed a total of USD$4,000 without prior consent. Any expense exceeding USD$1,000 shall be pre-approved in writing by the Company. In the event any fee becomes delinquent, Boustead employs the same prudent collection procedures as other businesses and, if it becomes necessary to file suit or to engage a collection agency for the collection of any fees and/or expenses, the Company shall pay all related costs and expenses of such collection efforts, including reasonable attorney fees.

3. **Indemnification**: The Company agrees to indemnify Boustead as set forth in Schedule A annexed hereto and made a part hereof.

4. **Notices**: Any notices given hereunder shall be in writing and may be delivered by hand, email, fax or first class mail to the following addresses (or at such other email, fax number or address as shall hereafter be specified by such party by like notice):

If to the Company, to:
Dr. David Young, CEO
Promet Therapeutics, LLC
7380 Coca Cola Drive, Suite 106
Hanover, MD 21076
Email: david.young@promettherapeutics.com
Telephone Number: 443-631-6622

In the case of Boustead:
Keith Moore, CEO
Boustead Securities, LLC
6 Venture, Suite 325
Irvine, CA 92618
Fax Number: 815-301-8099
Email: keith@boustead1828.com

Notices shall be deemed to have been given contemporaneously in the case of fax

or email. Notices given by first class mail shall be deemed to have been given seven days after mailing. Evidence that the notice was properly addressed, stamped and mailed shall be prima facie evidence of mailing.

5. **Successors:** This Agreement shall be binding upon any and all successors and assigns of the Company (including any entity surviving any merger to which the Company is a party). It is expressly understood that Peter Conley will be the lead banker under this engagement.

6. **Term:** The term of this Agreement will expire upon the earlier to occur of (i) six (6) months from the date Boustead receives an executed copy of this Agreement from the Company or (ii) the mutual written agreement of the Company and Boustead (the "Initial Term"). The Initial Term may be extended for additional six (6) month period under the same terms and conditions as described herein (excluding the payment of the Due Diligence Fee) by mutual written agreement of the Company and Boustead (the "Subsequent Term"). The Initial Term and any Subsequent Term shall be known as the Term. During the one (1) year period following the Term, if the Company completes a Financing or Transaction with any party identified in writing by Boustead during Boustead's engagement hereunder (collectively, the "Identified Party(ies)"), Boustead shall be entitled to two percent (2%) cash only success fee(s) of cash invested from only those parties identified in writing by Boustead during Boustead's engagement hereunder.

   Boustead will provide to the Company within ten (10) business days after the expiration or termination of this Agreement a list of Identified Parties. Within ten (10) business day following the delivery of the Identified Parties list to the Company, the Company will provide Boustead with written notice of any objections to the inclusion of any person or entity in the Identified Parties list and state the basis for each objection in reasonable detail. The inclusion of a person or entity in the Identified Parties list shall be deemed conclusive in making a later determination as to whether a Success Fee is payable hereunder, unless the Company shall have made a timely and proper objection. The parties will cooperate to resolve the status of any person or entity as to which the Company shall have made a timely and proper objection.

7. **Future Services:** During the term of this Agreement, to the extent the Company or its consolidated subsidiaries require any services similar to those contemplated by this Agreement in connection any contemplated financing activities, merger or business combination transactions, the Company agrees to use reasonable good faith efforts to engage Boustead to provide such services. In the event the Company or its subsidiaries elect to engage Boustead to provide any such services, the terms and conditions relating to any such engagement will be outlined in a separate written agreement entered into between Boustead and the Company. Nothing contained herein shall be construed as either an express or implied guarantee by the Company that it will engage the future services of Boustead.

8. **Governing Law:** This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of California.

9. **USA Patriot Act:** Boustead is committed to complying with U.S. statutory and regulatory requirements designed to combat money laundering and terrorist financing. The USA Patriot Act requires that all financial institutions obtain certain identification documents or other information in order to comply with their customer identification procedures.

10. **Confidentiality:** All non-public information concerning the Company and its subsidiaries which is given to Boustead will be used by Boustead solely in the course of the performance of its services hereunder and will be treated confidentially by Boustead and any retained advisors and agents for as long as such information remains non-public. Except as otherwise required by law, Boustead will not use such information or disclose such information to a third party, other than its Representatives (as herein defined) who have a need to know such information in connection with the transaction contemplated by this Agreement and who agree to keep such information confidential.

    This Agreement is for confidential use of the Company and Boustead only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors, and only on a confidential basis in connection with the proposed transaction or financing, except where disclosure is required by law or is mutually consented to in writing by Boustead and the Company.

11. **Access to Information:** In connection with Boustead activities on the Company's behalf, the Company agrees that it will furnish Boustead with all information concerning the Company and the Financing that Boustead reasonably deems appropriate and that the Company will provide Boustead with reasonable access to its officers, accountants, attorneys and other professional advisors. The Company represents that all information made available to Boustead will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. In rendering its services hereunder, Boustead will be utilizing and relying on the information without independent verification thereof or independent appraisal of any of the Company's assets.

12. **Disclosure:** During the Term and for sixty (60) days thereafter, the Company agrees not to issue any press releases or communications to the public relating to the Financing without Boustead prior approval or unless otherwise required by law, which will not be unreasonably withheld or delayed, and the Company agrees that such press release will state that the transaction and/or financing was arranged by Boustead, unless we mutually agree otherwise or unless otherwise

required by law. The Company further agrees that Boustead may, at its own expense, publicize its services to the Company hereunder, including, without limitation, issuing press releases, placing advertisements and referring to the Financing on Boustead website.

13. **Compliance with Laws**. Boustead represents and warrants that it shall conduct itself in compliance with applicable federal and state laws. Boustead represents that it is not a party to any other Agreement, which would conflict with or interfere with the terms and conditions of this Agreement.

14. **Assignment Permissable**. Boustead shall be permitted to assign its rights or delegate its obligations hereunder by operation of law, including as a result of the partial or total merger or consolidation of Boustead with another entity. Boustead reserves the right to assign a portion of this Agreement to one or more sub-agents with respect to any Financing or Transaction, subject to the prior written consent of the Company. Any approved sub-agent shall be paid a portion of Success Fees as may be determined by Boustead. The Company does acknowledge that Boustead may pay other consultants or agents in connection with the Financing(s) or Transactions.

15. **Amendments**. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

16. **Governing Law; Dispute Resolution**. This Agreement shall be deemed to have been made in the State of California and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of California, without regard to the conflicts of laws rules of such jurisdiction. Any controversy or claim relating to or arising from this Agreement (an "Arbitrable Dispute") shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the Judicial Arbitration and Mediation Services (the "JAMS") as such rules may be modified herein or as otherwise agreed by the parties in controversy. The forum for arbitration shall be Orange County, California. Following thirty (30) days' notice by any party of intention to invoke arbitration, any Arbitrable Dispute arising under this Agreement and not mutually resolved within such thirty (30) day period shall be determined by a single arbitrator upon which the parties agree.

    In the event the any Retainer or Fee becomes delinquent, Boustead employs the same prudent collection procedures as other businesses and, if it becomes necessary to file suit or to engage a collection agency for the collection of any fees and/or expenses, the Company shall pay all related costs and expenses of such collection efforts, including reasonable attorney fees.

17. **Waiver**. Neither Boustead nor the Company's failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued

course of such conduct on their part shall constitute or be considered a waiver by Boustead or the Company of any of their respective rights or privileges under this Agreement.

18. **Severability**. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

19. **Counterparts**. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

20. **Entire Agreement**. This Agreement (together with Exhibit A hereto) constitutes the entire agreement between the Company and Boustead. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein and shall be of no further force or effect.

Signature page to follow

Signature page to Promet-Boustead Engagement Agreement

Please confirm that the foregoing is in accordance with our understanding by signing and returning one copy of this Agreement to Boustead to indicate the Company's acceptance of the terms set forth herein.

Very truly yours,

Accepted as of the date first above written:

Promet Therapeutics, LLC

By: ______________________
Name: Dr. David Young
Title: CEO

Boustead Securities, LLC

By: ____
Keith Moore,
CEO

By: ______________________
Peter Conley,
Managing Director
Head of IP Banking

Schedule A

The Company agrees that it shall indemnify and hold harmless, Boustead Securities, LLC ("BSL"), its members, managers, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any transaction contemplated by this Agreement or BSL's performing the services contemplated hereunder; provided, however, the Company will not be liable to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from BSL's gross negligence or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and BSL on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and BSL on the other, but also the relative fault of the Company and BSL; provided, however, in no event shall the aggregate contribution of BSL and/or any Indemnified Party be in excess of the net compensation actually received by BSL and/or such Indemnified Party pursuant to this Agreement.

The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

In the event any Indemnified Party shall incur any expenses covered by this Exhibit A, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Company of an invoice therefor, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of BSL's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.